Exhibit 11.2

Consent of Independent Auditor

We consent to the use of our report dated April 29, 2024, except for Note 2 and Note 13, as to which the date isFebruary 11, 2026, with respect to the consolidated financial statements of TerraCycle US Inc. and subsidiaries, included herein.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 18, 2026